Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-130399) pertaining to the James River Group, Inc. 2003 Incentive Plan and the James River Group, Inc. 2005 Incentive Plan of our reports dated March 5, 2007, with respect to the consolidated financial statements and schedules of James River Group, Inc., James River Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of James River Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Richmond, Virginia

March 5, 2007